Exhibit 99.1

$20M Exchange Scenario and Proposed $95M Exchange

Office Properties Income Trust

Liquidity and covenant information

2025 Exchange Offer Completed (1)	Q4-24	Q1-25	Q2-25	Q3-25	Q4-25	Q1-26	Q2-26
Beginning Cash		$261,318	$69,210	$83,246	$43,746	$42,532	$10,492
Cash flows from operations, net		(29,228)	9,875	(33,000)	5,286	(32,414)	2,853
Proceeds from sales of properties, net		26,227	78,476	-	69,859	6,874	17,672
Cash flows from financing, net		(189,107)	(74,315)	(6,500)	(76,359)	(6,500)	(91,109)
Ending Cash	$261,318	$69,210	$83,246	$43,746	$42,532	$10,492	$(60,092)

Repayment of 2027 Secured Notes (amortization and property sales)	$-	$(16,738)	$(69,875)	$(6,500)	$(76,359)	$(6,500)
Cumulative 2027 Secured Notes Repaid	$-	$(16,738)	$(86,613)	$(93,113)	$(169,472)	$(175,972)

Proceeds from sales of unsecured properties	$109,711	$20,708	$10,470	$-	$-	$6,874
Aggregate proceeds from sales of unsecured properties	$109,711	$130,419	$140,889	$140,889	$140,889	$147,763
Proceeds in excess of $150M cap to repay 2027 secured notes	$-	$-	$-	$-	$-	$-

2025 Exchange Offer Completed (1)	Q4-24		Q1-25		Q2-25		Q3-25		Q4-25		Q1-26
Total Adjusted Total Assets			$4,936,899		$4,864,293		$4,538,887		$4,535,265		$4,404,315
Less: Dispositions			(69,643)		(322,771)		-		(137,311)		(20,225)
Net Adjusted Total Assets	$4,925,410		$4,867,256		$4,541,522		$4,538,887		$4,397,954		$4,384,090
Less: Encumbered Assets	(4,083,629)		(4,064,354)		(3,769,069)		(3,783,652)		(3,659,905)		(3,676,105)
Total Unencumbered Adjusted Total Assets	$841,781		$802,902		$772,453		$755,235		$738,049		$707,985
Total Unsecured Debt	$497,627		$482,260		$482,260		$482,260		$482,260		$482,260
Unencumbered Assets / Unsecured Debt Maintenance
Covenant (Minimum 150%)	169.2%		166.5%		160.2%		156.6%		153.0%		146.8%

Consolidated income available for debt service			$262,520		$251,704		$241,718		$227,520		$221,507
Less: Dispositions			(12,682)		(7,942)		(2,470)		1,657		3,156
Net Consolidated income available for debt service (CIADS)	$256,058		$249,838		$243,762		$239,248		$229,177		$224,663
Debt Service per covenant definition	$157,473		$166,701		$166,407		$167,712		$164,520		$163,543

CIADS / Debt Service incurrence test (Minimum 1.50x)	1.63	x	1.50	x	1.46	x	1.43	x	1.39	x	1.37	x

(1) 2025 Exchange Offer Assumptions:

Current Exchange ($ in millions)
	Existing Notes	Price	New Notes
2026 Notes	$7	$0.89	$6
2027 Notes	3	$0.76	2
2031 Notes	12	$0.56	7
Total	$21		15

Proposed Exchange ($ in millions)
	Existing Notes	Price	New Notes
2026 Notes	$67	$1.00	$67
2027 Notes	13	$0.76	10
2031 Notes	15	$0.56	8
Total	$95		85